Cane Clark llp		3273 E. Warm Springs Las Vegas, NV 89120
Kyleen E. Cane*	Bryan R. Clark^	Telephone: 702-312-6255
Joe Laxague~	Scott P. Doney~	Facsimile: 702-944-7100
Email: sdoney@caneclark.com

July 22, 2008

Buyonate Inc
2620 Regatta Dr. Suite 102
Las Vegas, NV 89128

Re:           Buyonate, Inc., Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel for Buyonate, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of 810,000 shares held by the selling shareholders described in the Registration Statement.

In rendering the opinion set forth below, we limited the scope of our review to the following documents: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and we have made no independent verification of the factual matters as set forth in such documents or certificates.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that the 810,000 shares of common stock to be sold by the selling shareholders are validly issued, fully paid and non-assessable.

This opinion is based on Nevada general corporate law, including statutory provisions, applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. We express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) we have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) our opinion speaks only as of the date hereof and we have no obligation to update this opinion after the effectiveness of the registration statement to which this opinion pertains.

The opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we have no obligation to update this opinion after the effectiveness of the registration statement to which this opinion pertains.

CANE CLARK LLP

/s/Scott P. Doney
Scott P. Doney, Esq.

July 22, 2008

CONSENT

WE HEREBY CONSENT to the inclusion of our name and use of our opinion in connection with the Form S-1 Registration Statement filed with the Securities and Exchange Commission as special counsel for the registrant, Buyonate, Inc.

CANE CLARK LLP

/s/Scott P. Doney
Scott P. Doney, Esq.